FOR RELEASE, Monday, March 24, 2025	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2025 FIRST QUARTER RESULTS
Revenues of $1.39 Billion; Diluted Earnings Per Share of $1.49
Repurchased $50.0 Million of Common Stock
LOS ANGELES (March 24, 2025) — KB Home (NYSE: KBH) today reported results for its first quarter ended February 28, 2025.
“Consumers are working through affordability concerns and uncertainties related to macroeconomic and geopolitical issues, which are causing them to move slowly in their homebuying decisions,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Demand at the start of this Spring’s selling season was more muted than what we have seen historically, despite a healthy level of traffic in our communities. In mid-February, we took steps to reposition our communities to offer the most compelling value, and buyers responded favorably to these adjustments. Although we missed our sales goals for the first quarter, we are encouraged by the significant improvement in weekly sales and normalizing absorption pace over the last five weeks.”
“While our sales trends have improved, we are reducing our revenue guidance for fiscal 2025 primarily to reflect the lower level of net orders we generated in the first quarter. I am confident that our experienced team will effectively navigate the variability in market conditions and execute on our objectives for this year, while continuing to deliver high levels of customer satisfaction,” concluded Mezger.
Three Months Ended February 28, 2025 (comparisons on a year-over-year basis)
•Revenues of $1.39 billion were down 5%, compared to $1.47 billion.
•Homes delivered decreased 9% to 2,770.
•Average selling price rose 4% to $500,700.
•Homebuilding operating income was $127.3 million, compared to $157.7 million. The homebuilding operating income margin was 9.2%, compared to 10.8%, primarily reflecting a lower housing gross profit margin. Inventory-related charges totaled $1.5 million for the current quarter and $1.3 million for the year-earlier quarter.
◦The Company’s housing gross profit margin decreased to 20.2%, compared to 21.5%, mainly due to higher relative land costs and homebuyer concessions, as well as reduced operating leverage.
◦Selling, general and administrative expenses as a percentage of housing revenues were 11.0%, compared to 10.8%.
•Financial services pretax income declined 35% to $7.5 million, primarily due to decreased equity in income of the Company’s mortgage banking joint venture. The mortgage banking joint venture’s results reflected a lower volume of loan originations, largely due to fewer homes delivered.

•Net income decreased 21% to $109.6 million. Diluted earnings per share was down 15% to $1.49, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 21.4%, compared to 20.6%.
Net Orders and Backlog (comparisons on a year-over-year basis, except as noted)
•Net orders of 2,772 were down 17%, contributing to a decrease in ending backlog homes to 4,436. Ending backlog value declined 21% to $2.20 billion.
◦Monthly net orders per community decreased to 3.6, compared to 4.6.
◦The cancellation rate as a percentage of gross orders was 16%, compared to 14%.
•The Company’s average community count for the quarter reached 257, while the ending community count expanded to 255, both representing a 7% increase.
Balance Sheet as of February 28, 2025 (comparisons to November 30, 2024, except as noted)
•The Company had total liquidity of $1.25 billion, including $267.8 million of cash and cash equivalents and $981.7 million of available capacity under its unsecured revolving credit facility, with $100.0 million of cash borrowings outstanding.
•Inventories increased 7% to $5.94 billion. On a year-over-year basis, inventories grew 13%.
◦The Company’s investments in land and land development increased 57% to $920.3 million, compared to $587.1 million for the year-earlier quarter.
◦The Company’s lots owned or under contract expanded slightly to 78,233, of which approximately 54% were owned and 46% were under contract. Year over year, the Company’s lot portfolio grew 41%, up from 55,509.
•Notes payable were $1.79 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio was 30.5%, compared to 29.4%.
•Stockholders’ equity grew to $4.09 billion, compared to $4.06 billion, mainly due to current quarter net income, partly offset by common stock repurchases and cash dividends.
◦In the 2025 first quarter, the Company repurchased 753,939 shares of its outstanding common stock at a cost of $50.0 million, or $66.32 per share. As of February 28, 2025, the Company had $650.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s 71.7 million outstanding shares as of February 28, 2025, book value per share of $57.05 increased 12% year over year.
Guidance
The Company is providing the following guidance for its 2025 full year:
•Housing revenues in the range of $6.60 billion to $7.00 billion.
•Average selling price in the range of $480,000 to $495,000.
•Homebuilding operating income as a percentage of revenues of approximately 9.4%, assuming no inventory-related charges.

◦Housing gross profit margin in the range of 19.2% to 20.0%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 10.0% to 10.4%.
•Effective tax rate of approximately 24%.
•Ending community count of approximately 250.
The Company plans to also provide guidance for its 2025 second quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2025 first quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built nearly 700,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve may increase to moderate inflation, as it did in 2022 and 2023, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; regulatory instability associated with the current U.S. presidential administration, including from its government efficiency initiatives, and the impact on the economy or financial markets therefrom; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and businesses’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including implementing state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California, and the costs and margin impact we incur from the incentives or concessions we may provide to buyers to do so; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain or afford homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2025 and February 29, 2024
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended
	February 28, 2025	February 29, 2024
Total revenues	$1,391,777	$1,467,766
Homebuilding:
Revenues	$1,387,041	$1,461,698
Costs and expenses	(1,259,702)	(1,304,022)
Operating income	127,339	157,676
Interest income	2,079	5,857
Equity in income (loss) of unconsolidated joint ventures	2,413	(445)
Homebuilding pretax income	131,831	163,088
Financial services:
Revenues	4,736	6,068
Expenses	(1,539)	(1,546)
Equity in income of unconsolidated joint venture	4,329	7,055
Financial services pretax income	7,526	11,577
Total pretax income	139,357	174,665
Income tax expense	(29,800)	(36,000)
Net income	$109,557	$138,665
Earnings per share:
Basic	$1.52	$1.81
Diluted	$1.49	$1.76
Weighted average shares outstanding:
Basic	71,537	75,894
Diluted	73,012	78,264

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	February 28, 2025	November 30, 2024
Assets
Homebuilding:
Cash and cash equivalents	$267,833	$597,973
Receivables	347,774	377,533
Inventories	5,942,547	5,528,020
Investments in unconsolidated joint ventures	61,269	67,020
Property and equipment, net	92,764	90,359
Deferred tax assets, net	102,421	102,421
Other assets	102,512	105,920
	6,917,120	6,869,246
Financial services	62,140	66,923
Total assets	$6,979,260	$6,936,169

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$364,039	$384,894
Accrued expenses and other liabilities	727,950	796,261
Notes payable	1,792,307	1,691,679
	2,884,296	2,872,834
Financial services	2,286	2,719
Stockholders’ equity	4,092,678	4,060,616
Total liabilities and stockholders’ equity	$6,979,260	$6,936,169

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2025 and February 29, 2024
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended
	February 28, 2025	February 29, 2024
Homebuilding revenues:
Housing	$1,387,041	$1,458,126
Land	—	3,572
Total	$1,387,041	$1,461,698

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,107,414	$1,144,427
Land	—	2,101
Subtotal	1,107,414	1,146,528
Selling, general and administrative expenses	152,288	157,494
Total	$1,259,702	$1,304,022

Interest expense:
Interest incurred	$26,392	$26,505
Interest capitalized	(26,392)	(26,505)
Total	$—	$—

Other information:
Amortization of previously capitalized interest	$23,423	$26,503
Depreciation and amortization	9,704	10,195

Average selling price:
West Coast	$708,700	$673,800
Southwest	461,500	450,700
Central	367,000	364,700
Southeast	400,200	417,700
Total	$500,700	$480,100

KB HOME SUPPLEMENTAL INFORMATION For the Three Months Ended February 28, 2025 and February 29, 2024 (Dollars in Thousands – Unaudited)

			Three Months Ended
			February 28, 2025	February 29, 2024
Homes delivered:
West Coast			849	828
Southwest			678	717
Central			751	870
Southeast			492	622
Total			2,770	3,037

Net orders:
West Coast			898	950
Southwest			545	698
Central			720	1,017
Southeast			609	658
Total			2,772	3,323

Net order value:
West Coast			$607,179	$633,400
Southwest			269,222	314,863
Central			239,725	363,923
Southeast			229,941	270,005
Total			$1,346,067	$1,582,191

	February 28, 2025		February 29, 2024
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,260	$879,894	1,667	$1,100,889
Southwest	1,001	488,714	1,360	608,455
Central	1,102	400,205	1,414	505,194
Southeast	1,073	433,120	1,355	577,206
Total	4,436	$2,201,933	5,796	$2,791,744

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended
	February 28, 2025	February 29, 2024
Housing revenues	$1,387,041	$1,458,126
Housing construction and land costs	(1,107,414)	(1,144,427)
Housing gross profits	279,627	313,699
Add: Inventory-related charges (a)	1,455	1,298
Adjusted housing gross profits	$281,082	$314,997
Housing gross profit margin	20.2%	21.5%
Adjusted housing gross profit margin	20.3%	21.6%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.